REFAC Technology Development Corporation
         122 East 42nd Street, New York, New York 10168


            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                   To be held on May 16, 1997


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of REFAC Technology Development Corporation, a Delaware corporation (the "Corporation"), will be held at the Board of Governors' Room of the American Stock Exchange, 86 Trinity Place, New York, New York, on Friday, May 16, 1997, at 10:00 A.M., New York City time, for the following purposes:

1.   To elect directors of the Corporation;

2. To approve an amendment to the 1990 Stock Option and Incentive Plan of the Corporation (the "Plan"); and

3. To ratify the grant of an option under the Plan to the Chief Executive Officer of the Corporation; and

4. To transact such other business as may properly come before the meeting and any and all adjournments thereof.

     The Board of Directors has fixed the close of business on March 14, 1997 as the record date for the determination of stockholders who are entitled to notice of and to vote at the meeting.

     A copy of the Corporation's Annual Report for the year ended December 31, 1996 is sent to you herewith.

     To assure your representation at the meeting, please sign, date and return your proxy in the enclosed envelope, which requires no postage if mailed in the United States.

                                   By Order of the Board of Directors




                                   Eugene M. Lang
                                   Chairman of the Board

          REFAC  TECHNOLOGY  DEVELOPMENT  CORPORATION
         122 East 42nd Street, New York, New York 10168

                        PROXY STATEMENT

         ANNUAL MEETING OF STOCKHOLDERS - MAY 16, 1997

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of REFAC Technology Development Corporation, a Delaware corporation (the "Corporation"), to be used at the Annual Meeting of Stockholders of the Corporation to be held at the Board of Governors' Room of the American Stock Exchange, 86 Trinity Place, New York, New York, on May 16, 1997, at 10:00 A.M., New York City time.

     You are requested to complete, date and sign the accompanying proxy and return it to the Corporation in the enclosed envelope. The proxy may be revoked at any time before it is exercised by written notice to the Corporation bearing a later date than the date on the proxy and any stockholder attending the meeting may vote in person whether or not he has previously submitted a proxy. Where instructions are indicated, proxies will be voted in accordance therewith. Where no instructions are indicated, proxies will be voted for the nominees for directors set forth below.

     The Board of Directors has fixed the close of business on March 14, 1997 as the record date (the "Record Date") for the determination of stockholders who are entitled to notice of and to vote at the meeting. The transfer books of the Corporation will not be closed. As of the Record Date, the outstanding shares of the Corporation entitled to vote were 3,626,887 shares of common stock, par value $.10 per share ("Common Stock"), the holders of which are entitled to one vote per share.

     The presence in person or by proxy of the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote will constitute a quorum. A plurality of the votes of the shares of Common Stock present at the meeting will be necessary for the election of directors of the Corporation. Under applicable Delaware law, in tabulating the vote, broker nonvotes will be disregarded and will have no effect on the outcome of the vote.

     This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and Form of Proxy are being mailed to the Corporation's stockholders on or about April 10, 1997. A copy of the Corporation's Annual Report for the year ended December 31, 1996 is also enclosed.

     EACH STOCKHOLDER OF RECORD OR BENEFICIALLY AS OF THE RECORD DATE FOR SECURITY HOLDERS ENTITLED TO VOTE AT THE MEETING WILL BE ENTITLED, UPON WRITTEN REQUEST, TO RECEIVE FROM THE CORPORATION, WITHOUT CHARGE, A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH REQUESTS SHOULD BE MADE TO STOCKHOLDER RELATIONS AT THE ADDRESS OF THE CORPORATION SET FORTH ABOVE.

                     PRINCIPAL STOCKHOLDERS

     On the Record Date, to the knowledge of the Corporation, the persons listed below were the only beneficial owners of more than five percent (5%) of the outstanding shares of Common Stock. The Corporation has no other class of voting securities outstanding. Information regarding the persons or entities set forth below is based upon information contained in filings made with the Securities and Exchange Commission by such persons or entities.


Name and Address of           Amount and Nature             Percentage of
Beneficial Owner              of Beneficial Ownership       Outstanding Shares

ZPR Investment Management, Inc.
1642 N. Volusia Avenue
Orange City, FL 32763              419,800                  11.57%

Dimensional Fund Advisors Inc
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401             338,842 (1)               9.34%

Robert L. Tuchman
122 East 42nd Street
New York, NY 10168                 190,500 (2)               5.25%

_______

(1) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 338,842 shares of the Corporation's Common Stock as of December 31, 1996, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(2) Includes 87,500 shares of Common Stock which would be acquired upon the exercise of stock options which are exercisable immediately or within sixty days.



                SECURITY OWNERSHIP OF MANAGEMENT

     On the Record Date, the directors listed below and all officers and directors as a group beneficially owned the following equity securities of the Corporation including options to purchase shares of Common Stock of the Corporation.


                                     Common Stock of the Corporation
                              ------------------------------------------
                             Amount and
                              Nature of
                             Beneficial          Percent of
  Name of beneficial Owner    Ownership (1)      Class (2)        Options
  --------------------------  -------------     ----------        -------
  Neil R. Austrian.........     23,673  (3)           .63%         17,500
  Robin L. Farkas..........     28,098  (3)           .74%         17,500
  Mark N. Kaplan...........     18,828  (4)           .50%         22,500
  Eugene M. Lang...........     67,839  (5)          1.79%          5,000
  Herbert W. Leonard.......     92,240  (3)          2.44%         17,500
  Robert Rescigno..........      5,050  (5)           .13%         15,000
  Robert L. Tuchman........    190,500  (6)          5.04%        100,000
  Ira T. Wender............     11,500  (5)           .30%         11,000
  Officers and Directors
   as a Group(8 persons)...    437,728  (7)         11.57%        206,000(8)



(1) Except as otherwise described in these Notes, for the purposes of the above table and the following Notes, the securities shown as "beneficially owned" include all securities which, pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, may be deemed to be "beneficially owned" including, without limitation, all securities which the "beneficial owner" has the right to acquire within sixty days, as, for example, through the exercise of any option. Unless otherwise noted, all officers and directors have sole voting and investment power with respect to securities beneficially owned by them.

(2) The percentage of ownership of the Common Stock set forth in the above table has been calculated by dividing (i) the aggregate number of shares of Common Stock which may be deemed to be "beneficially owned" as explained in Note
(1) above, by (ii) the number of shares of Common Stock actually outstanding plus the additional number of shares of Common Stock which such "beneficial owner" would be deemed to "beneficially own" assuming the exercise of all options which are exercisable immediately or within sixty days by such beneficial owner and assuming no other acquisitions of shares of Common Stock through the exercise of any option, warrant, right or conversion of any security convertible into such shares by any other person.

(3) Includes 11,500 shares of Common Stock which would be acquired upon the exercise of options which are exercisable immediately or within sixty days.

(4) Includes 16,500 shares of Common Stock which would be acquired upon the exercise of options which are exercisable immediately or within sixty days.

(5) Includes 5,000 shares of Common Stock which would be acquired upon the exercise of options which are exercisable immediately or within sixty days.

(6) Includes 87,500 shares of Common Stock which would be acquired upon the exercise of options which are exercisable immediately or within sixty days.

(7) Includes an aggregate of 153,500 shares of Common Stock which such persons would acquire upon the exercise of options which are exercisable immediately or within sixty days.

(8) Consists of 153,500 options which are exercisable immediately or within sixty days, and 52,500 options which are not exercisable immediately or within sixty days.

                           PROPOSAL 1
                     ELECTION OF DIRECTORS

     Seven (7) directors of the Corporation are to be elected at the meeting. The directors will serve, subject to the By-Laws of the Corporation, until the Annual Meeting of Stockholders to be held in 1998 and until their respective successors shall have been elected and qualified.

     It is the intention of the individuals named in the enclosed Form of Proxy to vote such Form of Proxy for the election as directors of the persons named in the section entitled "Identification of Directors" set forth below. Each of the persons named below is currently a director of the Corporation and was elected to such position at the Corporation's Annual Meeting of Stockholders in 1996. The term of office of each such director of the Corporation will expire on the date of the Corporation's Annual Meeting of Stockholders in 1997 and upon the election and qualification of each such director's successor. The Board of Directors of the Corporation has no reason to believe that any of the nominees for the office of director will be unavailable for election as a director. However, should any of them become unwilling or unable to accept nomination for election, it is intended that the individuals named in the enclosed Form of Proxy may vote for the election of such other persons as the Board of Directors of the Corporation may recommend.

     (a) Identification of Directors

                                                                   Served
                                                                Continuously
                                                                 as Director
      Name           Age  Principal Occupation or Employment (1)     Since
-------------------  ---  -------------------------------------     --------

Neil R. Austrian(2)  56    President, National Football League       1980
                            (Professional Sports)

Robin L. Farkas (3)  63    Private investor                          1976


Mark N. Kaplan (4)   67    Partner, Skadden, Arps, Slate,            1967
                            Meagher & Flom LLP (Attorneys)

Eugene M. Lang       78    Chairman, REFAC Technology                1952
                            Development Corporation

Herbert W. Leonard   71    President, Hamilton Associates            1967
                            (Consulting)

Robert L. Tuchman (5)54    President, Chief Executive Officer        1991
                            and General Counsel, REFAC
                            Technology Development Corporation

Ira T. Wender (6)    70    Of Counsel, Patterson, Belknap, Webb      1981
                            & Tyler (Attorneys)

(1) Unless otherwise noted, the principal occupation or employment of each individual set forth in this table has been such individual's principal occupation or employment for the past five years and no such individual holds another position or office with the Corporation.

(2) Neil R. Austrian has been the President of the National Football League since April, 1991.

(3) Robin L. Farkas was the Chairman of the Board of Directors and Chief Executive Officer of Alexander's Inc., a retailer, from prior to 1986 to 1994 when he retired.

(4) Mark N. Kaplan has been a partner of Skadden, Arps, Slate, Meagher & Flom LLP since October, 1979, which firm has been retained, since February, 1982, to render legal services to the Corporation.

(5) Robert L. Tuchman succeeded Eugene M. Lang as the Chief Executive Officer of the Corporation on January 6, 1997. Prior thereto, from August 1, 1991, he served as the Corporation's President and Chief Operating Officer, and since November, 1995, as its General Counsel. From May, 1994 to March, 1997, he was also the Corporation's Treasurer.

(6) Ira T. Wender has been of counsel to the law firm of Patterson, Belknap, Webb & Tyler since January, 1994. He was a partner in such law firm from January, 1988 to December, 1993. He was also Chairman of Perry Ellis International, Inc. from January, 1994 to October, 1994.

     (b) Directorships

     The following nominees for director of the Corporation additionally serve as director for the following companies registered pursuant to Section 12 or subject to Section 15 (d) of the Exchange Act and registered investment companies.


           Name                     Directorships of Nominees
      ----------------              -----------------------------------
     Neil R. Austrian..........     Alex Brown Inc.
                                    Viking Office Products, Inc.

     Robin L. Farkas...........     Insignia Financial
                                    Noodle Kidoodle

     Mark N. Kaplan............     American Biltrite, Inc.
                                    Congoleum, Inc.
                                    Diagnostic/Retrieval Systems, Inc.
                                    Grey Advertising Inc.
                                    MovieFone, Inc.
                                    Volt Information Sciences, Inc.

     Ira T. Wender.............     Dime Bancorp, Inc.
                                    South West Property Trust, Inc.

(c) Committees

     The Board of Directors has established and currently maintains as standing committees an Audit Committee and a Compensation Committee.

     Audit Committee - This committee was established at the November 1991 Board meeting. The Audit Committee meets periodically with the Corporation's Independent Auditors to review plans for the audit and the audit results. The Audit Committee makes recommendations to the full Board as to the engagement or discharge of the Independent Auditors and reviews financial statements, accounting policies, tax and other matters for compliance with the requirements of the Financial Accounting Standards Board and government regulatory agencies. The Audit Committee consists of three directors: Neil R. Austrian, Mark N. Kaplan and Herbert W. Leonard. This Committee met once in 1996.

     Compensation Committee - This committee administers the executive compensation and benefit plans and grants under such plans. The Compensation Committee consists of three directors: Eugene M. Lang, Robin L. Farkas and Mark
N. Kaplan. This Committee met once in 1996. For further information regarding executive compensation, see "Compensation of Executive Officers", Page 9.


     (d) Meetings of Board of Directors

     During the last fiscal year, five meetings of the Board of Directors of the Corporation were held. During such period, none of the directors attended fewer than 75% of an aggregate of the meetings of the Board and Board Committees of which he was a member, except for Neil R. Austrian, who attended 60% of such meetings.

     During 1996, the only executive officer listed above to whom stock options were granted was Robert L. Tuchman, the Corporation's President, Treasurer and General Counsel. This grant was made pursuant to the Stock Option and Incentive Plan, which is described below. The following table presents information pertinent to this grant to Mr. Tuchman.

                   OPTIONS/SAR GRANTS IN 1996

                                                               Potential Realizable Value
                              Percent Of                       At Assumable Annual Rates
                             Total Options                       Of Stock Price Appreciation
                 Number of      Granted To     Exercise At             for Option Term
                  Options        Employees     Base Price   Expiration
Name              Granted          In 1996    (Per Share)     Date        5%             10%

Robert L. Tuchman   100,000          74%         $9.25       12/12/2006 $174,504      $825,776


     The exercise price noted above is greater than the fair market value of the Corporation's Common Stock on the date of the grant.


(e) 1996 Annual Meeting of Stockholders

     At the last Annual Meeting of Stockholders of the Corporation, held in 1996, approximately 93% of the outstanding shares of Common Stock was present at the meeting in person or by proxy. Approximately 99% of such shares was voted in favor of Robert L. Tuchman and approximately 95% of such shares was voted in favor of each other nominee for director.

Vote  Required

     Election of the directors of the Corporation will require the affirmative vote of stockholders entitled to cast at least a majority of the number of votes represented at the meeting.

                           PROPOSAL 2
                 APPROVAL OF AMENDMENT TO THE
    1990 STOCK OPTION AND INCENTIVE PLAN OF THE CORPORATION

     The Plan, approved by the stockholders on May 16, 1990, provides for the granting of stock options (with or without related stock appreciation rights or limited stock appreciation rights), stock appreciation rights independent of options, restricted stock awards and performance stock awards to selected employees of the Corporation and subsidiaries, including officers and directors who are employees. The Plan provides that awards to employees shall be granted based upon their respective duties and present and potential contributions to the Corporation. A maximum of 300,000 shares of Common Stock (subject to adjustment in the event of certain capital changes) may be issued pursuant to the Plan. No grants may be issued under the Plan after March 14, 2000.

     In connection with Amended and Restated Employment Agreement of Robert L. Tuchman, dated December 13, 1996, the Corporation granted him an option under the Plan to purchase 100,000 shares of Common Stock at $9.25 per share. Since there were less than 100,000 shares available under the Plan at that date, the grant requires an amendment to the Plan to increase the number of shares that may be issued thereunder. Exclusive of the 100,000 shares covered by this option, the Corporation has only 35,000 shares available for options under the Plan. The Board of Directors of the Corporation has adopted, subject to stockholder approval, an amendment to increase the number of shares reserved for issuance under the Plan from 199,000 shares to 299,000 shares. To date, 101,000 shares have been issued upon the exercise of options granted under the Plan, including 100,000 shares to Mr. Tuchman upon the exercise of a portion of his options on December 13, 1996. For further information regarding Mr. Tuchman's employment agreement and the exercise of this option, see "Compensation of Executive Officers", Page 9 and "Certain Relationships and Related
Transactions" , Page 13.

     The Plan allows for the granting of options to purchase shares of Common Stock at prices and terms determined by a committee established by the Board of Directors. Options granted under the Plan may be incentive stock options ("ISO") within the meaning of Section 422A of the Internal Revenue Code or nonqualified stock options. The exercise price of an ISO ("Option Price") may not be less than 100% of fair market value of Common Stock on the date of grant. An option may be exercised by delivering to the Corporation cash or Common Stock or any combination thereof, such that the sum of the amount of cash and the fair market value of the Common Stock (as of the date of such exercise) is equal to the Option Price of the shares with respect to which the option is being exercised. No option may be transferred by the optionee during his lifetime. In the event of termination (other than for cause or by reason of death, disability or retirement), all options (to the extent such options were exercisable at the date of termination) may be exercised within ninety days of termination. If the grantee dies while employed, or within ninety days of termination (other than for cause), or if employment is terminated by disability or retirement, all options may, unless earlier terminated in accordance with their terms, be exercised within one year of death, disability or retirement.

     Under the Plan, stock appreciation rights ("Rights") or limited stock appreciation rights ("Limited Rights") may be granted with respect to all or any portion of the shares of Common Stock covered by options. In addition, Rights may be granted independently of options granted under the Plan. Rights and Limited Rights are exercisable according to their terms, except that any Rights or Limited Rights granted in tandem with an option are exercisable only to the extent that the related option is exercisable. Upon exercise of Rights, the holder is to receive for each share for which a Right is exercised an amount equal to the difference between the fair market value of the Common Stock on the date of exercise and the Option Price per share at which the related option is exercisable or, in the case of independently granted Rights, the grant price as determined by the committee established by the Board of Directors. Such amount will be paid in Common Stock or, assuming prior election under terms of the Plan, cash or a combination of cash and Common Stock. Limited Rights are exercisable only during the 90-day period following an Acceleration Date (as defined in the Plan). Upon exercise of a Limited Right, the holder is entitled to an amount in cash equal to the difference between (i) the Option Price per share at which the related option is exercisable and (ii) the greater of (A) the highest Fair Market Value (as defined in the Plan) of Common Stock during the 60-day period ending on the date the Limited Right is exercised and (B) whichever of the following is applicable: (1) the highest per share price paid in any tender or exchange offer that is in effect at any time during the sixty days preceding the exercise for the Limited Right; (2) the fixed or formula price for the acquisition of shares of Common Stock in a merger or similar agreement approved by stockholders, if such price is determinable on the date of exercise; and (3) the highest price per share shown on the Statement on
Schedule 13D or amendments thereto filed by the holders of the specified percentage of Common Stock whose acquisition gives rise to the exercisability of the Limited Right. The holder of a Limited Right granted in connection with an ISO will not, however, be entitled to receive an amount in excess of the maximum amount that will enable the option to qualify as an ISO.

     The Plan allows for the granting of restricted stock, subject to such conditions, terms, forfeitures and restrictions as may be determined by the committee established by the Board of Directors. The recipient of restricted stock, who may not sell, assign, transfer, pledge or encumber the shares during the applicable period of restriction, will have all other rights of a stockholder. In addition, awards of the contingent right to receive Common Stock that is not to be distributed to the grantee until and unless certain performance criteria have been attained ("Performance Shares") may be made either alone or in addition to other awards under the Plan. Subject to such exceptions as may be determined by the committee established by the Board of Directors, any shares of restricted stock remaining subject to restrictions and all outstanding Performance Shares shall be forfeited by the grantee upon termination for any reason.

VOTE  REQUIRED

     Approval of an amendment to the Plan will require the affirmative vote of stockholders entitled to cast at least a majority of the number of votes represented at the meeting.

BOARD  RECOMMENDATION

     The Board, with Mr. Tuchman abstaining, unanimously recommends a vote FOR approval of the Plan. Proxies solicited by management will be voted FOR the proposal to adopt the Plan unless a vote AGAINST the proposal or ABSTENTION is specifically indicated.


                           PROPOSAL 3
     RATIFICATION OF GRANT OF OPTION UNDER THE 1990 STOCK OPTION AND
               INCENTIVE PLAN OF THE CORPORATION
          TO THE CORPORATION'S CHIEF EXECUTIVE OFFICER

       On January 6, 1997, Robert L. Tuchman became the Chief Executive Officer of the Corporation. Pursuant to the terms of an Amended and Restated Employment Agreement, on December 13, 1996, the Corporation granted Mr. Tuchman an option (the "Option") under the Plan to purchase 100,000 shares of the Corporation's Common Stock at $9.25 per share of which 20,000 shares became exercisable on December 13, 1996 and the balance becomes exercisable at the rate of 20,000 shares per year on each anniversary date thereof. On the date of the grant, the closing price of REFAC's shares on the American Stock Exchange was $6.75. Since there were not sufficient shares available for issuance at the time of the grant, the Corporation agreed to submit a proposal at this Annual Meeting to amend the Plan to increase the number of shares (see Proposal 2) and to ratify the grant of such option.

VOTE REQUIRED

     Ratification of the grant of an option to Mr. Tuchman will require the affirmative vote of stockholders entitled to cast at least a majority of the number of votes represented at the meeting.

BOARD RECOMMENDATION

     The Board, with Mr. Tuchman abstaining, unanimously recommends a vote FOR ratification of the grant. Proxies solicited by management will be voted FOR the proposal to ratify the grant unless a vote AGAINST the proposal or ABSTENTION is specifically indicated.

Remuneration of Executive Officers

     The following table presents the aggregate compensation for services in all capacities paid by the Corporation and its subsidiaries in respect of the years ended December 31, 1996, 1995 and 1994 to each of the executive officers of the Corporation whose aggregate compensation exceeded $100,000.


COMPENSATION TABLE

                                                                  Long-Term
                                    Annual Compensation          Compensation
                               _______________________________   Options/SARs
    Name and Position          Year     Salary    Bonus    Other       (#)
----------------------------   ----    --------  --------  ------   ----------
Eugene M. Lang, Chairman and   1996   $135,000  $20,000     --          --
  Chief Executive Officer      1995   $125,000  $12,500     --          --
                               1994   $118,000  $12,500     --          --

Robert L. Tuchman, President,  1996   $250,000    --      $1,000     100,000
  Chief Executive Officer,     1995   $189,333  $30,000   $1,000      50,000
  Treasurer and General Counsel1994   $181,333  $20,000   $1,000      50,000


     The Corporation offers a 401 (k) Savings Plan to all classes of employees. The amount shown as other annual compensation represents the Corporation's contribution to this plan. During the three captioned years, there were no restricted stock awards, long-term incentive plan payouts or other forms of compensation paid to the executive officers of the Corporation.

     During 1996, Mr. Tuchman exercised options to purchase a total of 100,000 shares granted to him in 1991 and 1992. As payment of such purchase price, the Corporation accepted Mr. Tuchman's promissory note with interest at the Long-Term Applicable Federal Rate. The note is secured by the shares and is payable on the earlier of December 13, 2006 or one year from the date of his retirement or termination of employment.

     At December 31, 1996, both Mr. Tuchman and Mr. Lang held options. The following table presents details with respect to such exercise by Mr. Tuchman and the outstanding options held by Messrs. Tuchman and Lang as of December 31, 1996.







     AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR &
                    FY-END OPTION/SAR VALUES

                                    Number of Securities
                                         Underlying      Value of Unexercised
                                   Unexcercised Options   In-the Money Options
                                   At Fiscal Year-End      At Fiscal Year-End

                                      -----------------  -----------------
                  Shares
                 Acquired                          Not               Not
                      on     Value     Excer-    Excer-   Excer-   Excer-
    Name          Exercise  Realized   cisable   cisable  cisable  cisable
----------------  --------- --------   --------- -------  -------- --------
Eugene M. Lang       --        --       5,000      --     $21,875     --

Robert L. Tuchman  100,000  300,000    87,500    12,500      --       --




     Except for the 1990 Stock Option and Incentive Plan described below and its 401 (k) Plan, the Corporation does not offer any Long-Term Incentive Plan or Pension Plan to its executives or other employees.

                        Directors' Fees

     Each director who is not also an employee of the Corporation was paid the sum of $1,000 for each meeting of the Board of Directors attended in 1996. No additional payments were made with respect to service on or attendance at the meetings of any committee established by the Board.

                       Stock Option Plans
              1990 Stock Option and Incentive Plan

     For a description of the 1990 Stock Option and Incentive Plan, see Proposal 2, Page 7.

                       Other Option Plan
     In addition to the plan outlined above, the Corporation has granted stock options under letter agreements to directors who are not employees and to Eugene
M. Lang. The option prices for shares of Common Stock under these agreements are less than 100% of the fair market value of the shares at the date upon which the options were granted. Options granted under letter agreements will be exercisable over a period as determined by the Board of Directors.

               COMPENSATION OF EXECUTIVE OFFICERS

     The Board of Directors has established a Compensation Committee which is comprised of the following three directors: Robin L. Farkas, Mark N. Kaplan and Eugene M. Lang. Mr. Lang is the Chairman of the Board of Directors and served as the Corporation's Chief Executive Officer throughout 1996. Mark N. Kaplan, a director of the Corporation, is a partner of Skadden, Arps, Slate, Meagher & Flom LLP which has been retained since February, 1982, to render legal services to the Corporation.

     While the Compensation Committee administers the executive compensation, stock option and benefit plans and grants under such plans, the Corporation's overall compensation strategy, including a determination of compensation paid to the Chief Executive Officer of the Corporation, Robert L. Tuchman, is determined by the entire Board of Directors. On December 13, 1996, the Corporation entered into a retirement agreement with Mr. Lang and an amendment to Mr. Tuchman's employment agreement pursuant to which Mr. Tuchman has succeeded Mr. Lang as the Corporation's Chief Executive Officer. The Board appointed a Special Committee to negotiate the terms of these agreements. For further information, see "Election of Directors - Committees", Page 4 and "Certain Relationships and Related Transactions", Page 13.

     The compensation of Mr. Lang, who founded the Corporation more than forty years ago and has served as its Chief Executive Officer since its inception, has, at his request, been maintained at a level that is substantially below the compensation that the Board believes would be paid to chief executive officers with similar duties and responsibilities. In the last five years, Mr. Lang's base salary and bonus have not exceeded $155,000 per year. Mr. Lang has requested that his compensation remain at a level below that which the Board would otherwise believe appropriate, given his duties and responsibilities, in recognition of the fact that Mr. Lang has been devoting some amount of his time to philanthropic activities. Mr. Lang was paid a bonus of $20,000 for 1996. In connection with his retirement and in recognition of his years of valued service to the Corporation, the Board of Directors authorized contributions aggregating $500,000 to several charitable institutions selected by Mr. Lang.

     Mr. Tuchman's compensation is governed by the terms of an employment contract between Mr. Tuchman and the Corporation, entered into at the time he joined the Corporation in 1991, that was amended and extended in 1994 and again in 1996.

     Since there are only two key executives for which the Board is responsible for determining compensation and because of the specific circumstances surrounding the compensation paid to such executives, as discussed above, the Board has not formulated a policy which relates the compensation of executive officers to the overall performance of the Corporation. However, the Board contemplates that, to the extent appropriate in the future, it may develop guidelines which could be utilized in relating executive compensation to the Corporation's overall growth and success.

  COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN

     The following graph compares cumulative total return, assuming reinvestment of dividends, of the Corporation, the NASDAQ Market Index, the American Stock Exchange Index and a Peer Group Index which includes companies in Standard Industrial Classification Code 6794 (Patent Owners and Lessors) for the period commencing December 31, 1991 and ending December 31, 1996. The Peer Group Index consists of the following companies: 4 Kids Entertainment, Inc., Blimpie International Inc., Dwyer Group, Inc., Electric Fuel Corporation, Frontier Adjusters of America Inc., Ha-Lo Industries Inc., HFS, Inc., Igen International, Inc., Inacom Corporation, Interdigital Communications Corporation, Jackson Hewitt, Inc., Mail Boxes Etc., Maxim Group, Inc., Mesabi Trust Certificate of Beneficial Interest, N-Viro International Corporation, Paramark Enterprises, Inc., Presstek Inc., Projectavision, Inc., Quizno's Corporation, REFAC Technology Development Corporation, Rentrak Corporation and Saint Andrews Golf Corporation. On March 14, 1994, the Company's common stock became listed and began to trade on the American Stock Exchange ("AMEX") with the symbol REF. The move to the AMEX was prompted by AMEX's auction market system. The Company felt that stockholder value would be enhanced by narrower quotation spreads, low trade-to-trade price variation and better stock liquidity.



Year Ended December 31,
                                1991    1992    1993    1994   1995    1996
REFAC Technology
 Development Corporation      $100.00 $163.92 $226.75 $208.60 $242.99 $232.06
NASDAQ Market Index           $100.00 $100.98 $121.13 $127.17 $164.96 $204.98
American Stock Exchange Index $100.00 $101.37 $120.44 $106.39 $137.13 $144.70
Peer Group Index              $100.00 $102.02 $ 87.13 $ 96.11 $203.75 $261.76


         Certain Relationships and Related Transactions

(1) Mark N. Kaplan is a partner of Skadden, Arps, Slate, Meagher & Flom LLP which has been retained since February, 1982 to render legal services to the Corporation.

(2) On December 13, 1996, the Corporation entered into a Stock Repurchase Agreement (the "Repurchase Agreement") with Eugene M. Lang and the Eugene M. Lang Foundation (the "Foundation") pursuant to which the Corporation purchased on January 6, 1997 a total of 1,775,000 shares from Mr. Lang and the Foundation at a price of $8.25 per share or an aggregate purchase price of $14,643,750. On December 13, 1996 and January 6, 1997, the closing prices of the Corporation's Common Stock on the American Stock Exchange were $6.75 and $5.94, respectively.

(3) On December 13, 1996, the Corporation entered into a Retirement Agreement with Eugene M. Lang, age 78, who had served as the Corporation's Chief Executive Officer since its formation in 1952. Under the terms thereof, Mr. Lang retired as Chief Executive Officer on January 6, 1997 and will relinquish the title of Chairman on June 30, 1997. Thereafter, he will act as a consultant to the Corporation for a three (3) year period at an annual salary of $135,000 and continue to serve as a director of the Corporation. The Corporation has agreed to provide office facilities to him throughout the three (3) year consultancy period. Following such period, he will receive $100,000 per annum for life. In addition, in connection with his retirement and in recognition of his years of valued service to the Corporation, the Corporation has agreed to make charitable donations totaling $500,000 to certain charities selected by him.

(4) On December 13, 1996, Robert L. Tuchman's employment agreement was amended and restated to take into account his appointment as Chief Executive Officer. Under the Amended and Restated Employment Agreement, the term was extended to December 31, 2001 and his base annual salary was increased to $250,000 with annual increments of $10,000 commencing in 1998. Mr. Tuchman also receives a leased automobile with a monthly lease payment not to exceed $650.00. In addition, the Corporation granted Mr. Tuchman an option under the Plan to purchase 100,000 shares of Common Stock at $9.25 per share of which 20,000 shares became exercisable on December 13, 1996 and the balance becomes exercisable at the rate of 20,000 shares per year on each anniversary date thereof. This option was granted subject to the ratification of the stockholders at this Annual Meeting.

     See "Proposal 3 - Approval of Grant of Option under the 1990 Plan for 100,000 Shares to the Corporation's Chief Executive Officer", Page 8 , "Remuneration of Executive Officers", Page 9 and "Security Ownership of Management", Page 2.

     On December 13, 1996, Mr. Tuchman exercised options granted to him in 1991 and 1992 to purchase 100,000 shares at an aggregate purchase price of $375,000. As payment of such purchase price, the Corporation accepted Mr. Tuchman's promissory note with interest at the Long-Term Applicable Federal Rate. The note is secured by the shares and is payable on the earlier of December 13, 2006 or one year from the date of his retirement or termination of employment.

                 INDEPENDENT PUBLIC ACCOUNTANTS

     Grant Thornton LLP served as the independent public accountants for the Corporation and its subsidiaries for the fiscal year ended December 31, 1996 and the Board of Directors has retained such Firm to serve as the Corporation's independent public accountants for the fiscal year commencing January 1, 1997. Grant Thornton LLP does not have any direct or indirect financial interest in the Corporation or any of its subsidiaries in any capacity other than that of independent public accountants. A representative of the firm will be present at the meeting to answer questions by stockholders concerning the accounts of the Corporation and will have the opportunity to make a statement, if such representative desires to do so.

                         OTHER MATTERS

     The Board of Directors of the Corporation does not know of any other matters which are likely to be brought before the meeting. However, in the event that any other matters properly come before the meeting, the persons named in the enclosed Form of Proxy will vote such Form of Proxy in accordance with their judgment on such matters.

                 PROPOSALS BY SECURITY HOLDERS

     Proposals of security holders intended to be presented at the Annual Meeting of Stockholders of the Corporation to be held in 1998 must be received by December 1, 1997 if they are to be included in the Corporation's proxy statement and form of proxy relating to such meeting.

                    SOLICITATION OF PROXIES

     The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Stockholders and the enclosed Form of Proxy will be borne by the Corporation. In addition to the solicitation of proxies by use of the mails, the Corporation may utilize the services of some of its officers and regular employees (who will receive no compensation therefor in addition to their regular salaries) to solicit proxies personally and by telephone and telegraph.



                                   By Order of the Board of Directors



                                   Eugene M. Lang
                                   Chairman of the Board




New York, New York
April 10, 1997